Exhibit 10.8
SLM Corporation 2009-2012 Incentive Plan
Performance Stock Award Term Sheet
Time Vested — 2010
     Pursuant to the terms and conditions of the SLM Corporation 2009-2012 Incentive Plan (the “Plan”), the Committee hereby grants to ___(the “Grantee”) a Performance Stock Award consisting of ___ shares of common stock of SLM Corporation (“Performance Stock”) on ___ (“Grant Date”) subject to the following terms and conditions:
1.	Vesting Schedule. Unless vested earlier as set forth below, this Performance Stock Award will vest in three annual installments on the first, second and third anniversaries of the Grant Date.

If compensation paid to the Grantee of the Performance Stock might be subject to the tax deduction limitations of section 162(m) of the Internal Revenue Code, actual vesting of the Performance Stock will occur upon certification by the Compensation and Personnel Committee that applicable performance targets have been met.

2.	Employment Termination; Death; Disability. Except as provided below, if the Grantee ceases to be an employee of the Corporation (or one of its subsidiaries) for any reason, he/she shall forfeit any shares of Performance Stock that have not vested as of the date of such termination of employment.

If not previously vested, the Performance Stock will vest upon death, or Disability, or as provided for in the SLM Corporation Change in Control Severance Plan for Senior Officers. If the Grantee becomes a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, any applicable provision regarding acceleration of vesting of Performance Stock, if any, shall not apply.

All shares of Performance Stock, whether vested or unvested, shall be forfeited upon termination of employment due to Misconduct, as defined in the Plan.

3.	Change of Control. Notwithstanding anything to the contrary in this Agreement,:
(a)	In the event of a Change of Control Transaction or a Change of Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change of Control or Change of Control Transaction, immediately prior to such transactions, then if this Performance Stock is not assumed or continued as described above, then any portion of this Performance Stock that is not vested shall become 100 percent vested and exercisable effective immediately prior to the consummation of such Change of Control or Change of Control Transaction; and

(b)	If Grantee’s employment shall terminate within twenty-four months of a Change of Control or a Change of Control Transaction other than for Misconduct, any Performance Stock not previously vested shall immediately become vested and exercisable upon such employment termination and such Performance Stock shall be exercisable until the earlier of: (1) the Expiration Date; or (2) three months from the date of termination.
4.	Taxes; Dividends. The Grantee of the Performance Stock shall transfer a sufficient number of shares of the Corporation’s stock to satisfy the income and employment tax withholding requirements that accrue upon the Performance Stock becoming vested and transferable and the Compensation and Personnel Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3.

Dividends declared on unvested shares of Performance Stock will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of SLM common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Performance Stock is subject. At the time that the underlying Performance Stock vests, the amount of Dividend Equivalents allocable to such Performance Stock (and any fractional share amount) will also vest and will be payable to the Grantee in shares of SLM common stock. Dividend Equivalents are not subject to income tax until vesting, at which time they are taxed as ordinary income.

SLM Corporation 2009-2012 Incentive Plan
Performance Stock Award Term Sheet
Time Vested — 2010
5.	Clawback Provision. Notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation, or an appropriate committee thereof, determines that, any material misstatement of financial results or a performance metric criteria has occurred as a result of the conduct of any officer at the Senior Vice President level or above (“Senior Officer”), or such Senior Officer has committed a material violation of corporate policy or has committed fraud or misconduct, then the Board or committee shall consider all factors, with particular scrutiny when one the top 20 members of management are involved, and the Board or such Committee, may in its sole discretion require reimbursement of any compensation resulting from the vesting and exercise of Options and/or Performance Stock and the cancellation of any outstanding Options and/or Performance stock from such Senior Officer (whether or not such individual is currently employed by the Corporation) during the three-year period following the date the Board first learns of the violation, fraud or misconduct.

6.	Capitalized terms not otherwise defined herein are defined in the Plan.